UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2014

NTELOS HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51798 (Commission File Number)	36-4573125 (IRS Employer Identification No.)

1154 Shenandoah Village Drive, Waynesboro, Virginia 22980

(Address of Principal Executive Offices) (Zip Code)

(540) 946-3500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 28, 2014, the Company announced that James A. Hyde has resigned from his position as Chief Executive Officer and President, and as a member of the board of directors, of NTELOS Holdings Corp., a Delaware corporation (the “Company”).

In connection with his resignation, the Company has entered into an agreement with Mr. Hyde that sets forth the terms of his resignation. Pursuant to the agreement, Mr. Hyde will receive the following payments and benefits: (i) salary continuation for a period of 18 months after his resignation, with the first six months accumulated and paid on the first payroll date following the six-month anniversary of his resignation and the remaining amounts paid in normal payroll installments; (ii) continued participation at the Company’s expense in the Company’s health plans for the 18 months following his resignation or, in lieu thereof, monthly payments, on a net-after tax basis, to procure comparable coverage elsewhere and (iii) all of Mr. Hyde’s vested stock options will remain outstanding through December 31, 2014. The agreement restricts Mr. Hyde from competing, directly or indirectly, with the Company or soliciting Company customers or employees for a period of 24 months following his resignation. In addition, if Mr. Hyde accepts employment with a competitor within the 18 months after his resignation, all or a portion of the payments described above would be required to be repaid and/or would be forfeited. Pursuant to the agreement, Mr. Hyde accepted these benefits as a final accord and satisfaction of all payments due to him by the Company relating to his employment, including, without limitation, any amounts due to him under the terms of his Employment Agreement, dated December 7, 2010, as amended, and released the Company and its affiliates from any and all claims relating to his employment. A copy of the agreement with Mr. Hyde is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

As a result of Mr. Hyde’s resignation, on July 28, 2014 the Company announced the appointment of Rodney D. Dir as the President and Chief Operating Officer while the Company searches for a permanent Chief Executive Officer and President. Mr. Dir currently serves as a member of the Company’s board of directors. Mr. Dir will relinquish his Audit Committee and Compensation Committee memberships during his tenure as President and Chief Operating Officer.

Mr. Dir, age 56, has been a director of the Company since October 2011. Mr. Dir served as the President and Chief Executive Officer of Spectrum Bridge, Inc., a wireless spectrum management company, from May 2011 to March 2014. From 2007 to 2011, he served as the Chief Operating Officer of Firethorn Holdings, Inc., a privately held provider of mobile banking and mobile commerce services, which was acquired by Qualcomm Incorporated in November 2007. From 2005 to 2007, he served as the Chief Operating Officer of Cincinnati Bell, Inc., a publicly traded company and provider of telecommunication services. Between 1984 and 2005, Mr. Dir served in various positions with various telecom communications companies, including T-Mobile, Powertel and GTE.

In connection with his appointment as President and Chief Operating Officer and his service to the Company as an independent contractor, the Company entered into a Professional Services Agreement with Mr. Dir. The Professional Services Agreement provides that Mr. Dir will perform the duties of a President and Chief Executive Officer of the Company while the Company searches for a permanent Chief Executive Officer and will report directly to the Company’s board of directors. The Professional Services Agreement also provides for the following compensation: (i) payment for services at an annualized rate of $400,000; (ii) a bonus opportunity of $150,000, which will be awarded at the discretion of the Company’s board of directors on or about January 31, 2015; (iii) a grant of 12,000 shares of restricted stock, which will vest on the earlier of (a) termination of employment (other than termination by Mr. Dir without cause or a termination by the Company for cause) or (b) January 31, 2015; and (iv) a housing allowance. A copy of the Professional Services Agreement with Mr. Dir is attached hereto as Exhibit 10.2 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Letter Agreement between NTELOS Holdings Corp. and James A. Hyde, dated July 28, 2014.

10.2	Professional Services Agreement between NTELOS Holdings Corp. and Rodney D. Dir, dated as of July 28, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: July 31, 2014

NTELOS HOLDINGS CORP.

By:	/s/ Brian J. O’Neil
Brian J. O’Neil
Executive Vice President, General
Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement between NTELOS Holdings Corp. and James A. Hyde, dated July 28, 2014.

10.2	Professional Services Agreement between NTELOS Holdings Corp. and Rodney D. Dir, dated as of July 28, 2014.

4